Exhibit 10.55

CONFIDENTIAL

January 9, 2025

James Nathanielsz

Propanc Biopharma, Inc.

302/6 Butler Street

Camberwell, VIC 3124

Australia 61 3 98826723

Mr. Nathanielsz:

Krista Rash (“Rash”) is pleased to act as a non-exclusive traditional IR service provider to Propanc Biopharma Inc. (the “Company). This agreement (the “Agreement”) is entered into as of January 9, 2025 (the “Effective Date”), by and between the Company and Rash. The Company and Rash may be collectively referred to as the “Parties”. Rash will perform the services set forth in this Agreement in accordance with the following terms and conditions.

1. Services Provided. For the purpose of public relations activities, including, but not limited to any general form of communications to the general public and media.

●	Rash agrees to provide the following services to the Company (the “Services”), during the Term:

a)	Rash may organize media interviews, conferences, mainstream media publications and advertorials on behalf of the Company.

b)	Rash may undertake public relations campaigns on behalf of the Company, including contacting media outlets to write articles on the Company’s activities.

2. Service Fee. The Company shall also pay to Rash a stock fee of three hundred and two thousand shares (302,000) of common stock within fifteen days (15) of the Effective Date of Agreement (The “Stock”). The stock will be issued to shareholders nominated by Rash for services rendered. The shares will be registered with the selling stockholders in the S- 1 Registration Statement for the upcoming underwritten Initial Public Offering of the Company and will be priced at the same anticipated target price as the Offering. If the anticipated target price for the Offering decreases, the number of shares issued to Rash may increase to ensure adequate compensation to Rash. If the underwritten offering is not completed, the Agreement may be cancellable by either party.

From time to time, Rash may also charge a cash fee for additional services as mutually agreed by both parties and approved upfront by the company.

Krista Rash
C/O 19341 Brookside Way
Bend, OR 97702	1

The Cash Fee and Stock are collectively the “Service Fee.” All Service Fees are non- refundable. The Cash Fee shall be paid within five (5) days of the Company’s receipt of Rash’s invoice.

3. Term. This Agreement shall commence on the Effective Date and continue for a period of three (3) years thereafter (the, “Term”). At the conclusion of the Term this Agreement and the terms contained herein may be renewed for an additional term by the Parties mutual written consent. The Company shall have the right to cancel this Agreement with or without cause, within the first fifteen (15) calendar days of the Term, by providing Rash with written notice of the cancellation.

4. Representations and Warranties.

a.	Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws of its jurisdiction of incorporation, organization, or charter; (ii) its execution of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party; (iii) when executed and delivered by it, this Agreement will constitute its legal, valid, and binding obligation, enforceable against it in accordance with its terms; and
b.	The Company represents and warrants that: (i) the information provided to Rash by the Company shall be publicly available and factually accurate; (ii) the Company shall not cause Rash to publish any Content that is factually inaccurate in any way; (iii) the Company shall not require Rash to perform under this Agreement if such performance could violate state or Federal laws; and (iv) the Company shall not directly or indirectly take any action to impermissibly promote or “hype” the trading of the Company’s securities contrary to applicable law, including the federal and state laws of the United States of America, or the policies of the SEC, nor shall the Company take any action which results in the Company being named on a website that identifies the Company as being engaged in promotional activities.

5. Rights Associated with Rash’s Work Product. This is not a work made for hire. Rash shall be the sole and exclusive owner of all right, title, and interest in any Content produced in accordance with this Agreement. This includes any and all copyrights and moral rights and any other form of intellectual property rights recognized in any jurisdiction. If Rash uses content published or provided by the Company, Company shall grant Rash an unrestricted, royalty-free, perpetual, non-exclusive, irrevocable license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works, perform, display, disclose, sublicense and otherwise exploit such content. Company irrevocably waives all rights under all laws (of the United States and all other countries) now existing or hereafter permitted, with respect to any and all purposes for which the Content may be used, provided however, that Rash shall not engage in any illegal acts or activities related to Content.

Krista Rash
C/O 19341 Brookside Way
Bend, OR 97702	2

6. Distribution Rights. Content created by Rash under this Agreement may not republished or distributed without Rash’s prior express written consent.

7. Late Fee. Any portion of the Cash Fee or Stock Fee not paid within five (5) business days of the payment date stated in Rash’s invoice to the Company, shall be subject to a late fee. The late fee shall be paid in cash, and calculated as follows: The total outstanding amount of the late payment, multiplied by eighteen percent (18%) or the maximum amount allowed by law (whichever is greater), divided by 12, divided by 30, multiplied by the number of days the payment is overdue (the “Cash Late Fee”). The Cash Late Fee shall accrue daily beginning on the day the payment is late through and including the date payment in full is received by Rash. The parties agree that the late fee, as calculated herein, is intended to be and represents the Parties’ best estimate of Rash’s actual damages for such late payment, and is not a penalty.

8. Waiver and Modification. No waiver or modification of this Agreement or any covenant, condition, or limitation herein contained shall be valid unless made in writing and duly executed by the party to be charged therewith.

9. Non-Exclusive Agreement. The Company understands and acknowledges that Rash provides other and similar services to various companies, which may conduct business activities similar to those of the Company. Nothing herein shall in any way preclude Rash from engaging in any business activities, or from performing services for other companies that may be in competition with the Company.

10. Non-Public Information. BY SIGNING THIS AGREEMENT, THE COMPANY CERTIFIES THAT IT WILL NOT FURNISH RASH WITH ANY MATERIAL NONPUBLIC INFORMATION.

11. Contract Rights are Not Assignable. This Agreement and the rights hereunder, may not be assigned by either Party without the express written consent of the other Party.

12. Severability. Should any portion of this Agreement be found invalid, only that portion shall be invalidated and the remainder of the Agreement will remain in full force and effect.

13. Non-Circumvention. Rash may engage third-party service providers in the course of performing under this Agreement. Company hereby agrees not to contact or engage the services of any third-party provider that was introduced to the Company by Rash. Breach of this provision shall trigger an automatic renewal of this Agreement for an additional Term. The new Term shall commence on the later of the date Rash becomes aware of the breach, or the end of the Term of this Agreement.

14. Choice of Law. The validity of this Agreement and the rights and liabilities of the Parties hereunder shall be determined in accordance with the laws of the State of Oregon.

Krista Rash
C/O 19341 Brookside Way
Bend, OR 97702	3

15. General Provisions. No purported waiver or modification of any of the terms of this Agreement will be valid unless made in writing and signed by the Parties. Section headings used in this Agreement are for convenience only, are not a part of this Agreement and will not be used in construing any of the terms hereof. No failure or delay by either party to enforce at any time for any period the provisions hereof shall be construed as a waiver of such provision or of the right of such party to enforce thereafter each and every provision. No representation, promise, inducement or statement of intention has been made by either of the Parties which is to be embodied in this Agreement, and none of the Parties shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. This Agreement shall supersede all prior understandings, discussions, and or negotiations. No provision of this Agreement shall be construed in favor of or against either of the Parties by reason of the extent to which either of the Parties or its counsel participated in the drafting hereof. This letter agreement may be executed in any number of counterparts and by facsimile signature.

16. Termination. Either Party shall have the right to terminate this Agreement and its performance thereunder immediately for Cause (as defined below). For purposes of this Agreement, “Cause” means the occurrence of one or more of the following: (a) a Party’s breach of the Representations and Warranties (Section 6); (b) a Party’s non-material breach of this Agreement that is not cured within ten (10) days of the breaching Party’s receipt of written notice pursuant to Notice (Section 20); (c) a Party becomes insolvent, files for bankruptcy protection, or is reasonably believed by the other Party to be insolvent; (d) a regulatory authority initiates an investigation into a Party (or a Party’s management team); or a civil suit is filed against a Party (or any member of a Party’s management team) alleging breach of fiduciary duty, money laundering, or similar misconduct.

Notwithstanding anything to the contrary in this Agreement, Rash shall have the right at its sole discretion to terminate this Agreement for Cause if the Company breaches any of its obligations under Service Fee (Section 2) or Representations and Warranties (Section 6), which the Parties agree are material terms of this Agreement. In the event Rash elects to terminate this Agreement for Cause for the Company’s breach of the aforementioned Sections, the Company shall remain liable for unpaid Service Fees and late fees in accordance with Section 10 (Late Fee).

If the Company exercises its right to termination for any reason, all Cash Fees paid to Rash shall be non-refundable.

17. Notice. Any information or notices required to be given under this Agreement shall be in writing and shall be delivered either by (i) certified mail, return receipt requested, in which case notice shall be deemed delivered and received three (3) business days after deposit, postage prepaid, in the U.S. mail; (ii) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such messenger or courier; (iii) personal delivery with receipt acknowledged in writing in which case notice shall be deemed delivered when received; or (iv) email, provided that for any notice of the breach of the Agreement the words “Notice of Breach” appear in the Subject Line. Notice by email shall be deemed to be received at the time the email is sent. All notices shall be addressed as follows:

If to Company:

Propanc Biopharma

James Nathanielsz

302/6 Butler Street Camberwell, VIC 3124

Australia 61 3 98826723

j.nathanielsz@propanc.com

If to Rash:

Attn: Krista Rash

C/O 19341 Brookside Way

Bend, OR 97702

Krista Rash
C/O 19341 Brookside Way
Bend, OR 97702	4

The foregoing addresses may be changed from time to time by written notice to the other Party in the manner herein provided.

18. Privacy Policy Statement and Media Brochure. Company acknowledges that it has read the Privacy Policy Statement and Media Brochure, attached hereto and incorporated by reference.

19. Confidentiality. The Company agrees not to disclose the terms of this Agreement, unless compelled to do so by a court of competent jurisdiction, or a state or federal regulatory authority.

20. Limitation of Liability. THE SERVICES AND THE WORK PRODUCT OF RASH ARE SOLD “AS IS”. IN ALL CIRCUMSTANCES, RASH’S MAXIMUM LIABILITY TO THE COMPANY FOR DAMAGES FOR ANY AND ALL CAUSES WHATSOEVER, AND THE COMPANY’S MAXIMUM REMEDY, REGARDLESS OF THE CAUSE OF ACTION, SHALL BE LIMITED TO THE AMOUNT OF SERVICE FEES PAID TO RASH BY COMPANY. IN NO EVENT, SHALL RASH BE LIABLE FOR ANY LOST PROFITS, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, ARISING OUT OF OR RELATING TO THE SERVICES PROVIDED HEREUNDER.

Krista Rash
C/O 19341 Brookside Way
Bend, OR 97702	5

21. Arbitration. Any controversy, dispute, or claim of whatever nature arising out of, or in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, shall be settled, at the request of any party to this Agreement, by final and binding arbitration in Bend, Oregon by a single arbitrator. The sole arbitrator shall be selected by, and the arbitration shall be conducted and administered in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. The losing Party shall pay for the prevailing Party’s fees and expenses associated with the arbitration, including attorney fees, filing fees, arbitrator fees, arbitrator travel expenses, costs of depositions and/ or court reporting, and any such costs and fees incurred in the confirmation and enforcement of the arbitration award and any resulting judgment arising out of the arbitration award

22. Indemnification. Provided that Rash has not disseminated any Content in contravention of the terms of this Agreement, the Company agrees to forever and completely indemnify Rash, and its heirs, assignees, successors, agents, contractors, and employees, from any and all claims that arise from the information contained in the Content or the publication of the Content (Rash and each such other persons are collectively and individually referred to below as “Indemnified Parties”). The Company shall indemnify the Indemnified Parties from and against any and all loss, claim, damage, liability and expense, as incurred, including, without limitation, reasonable legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, or regulatory action to which the Indemnified Parties may become subject. Company shall reimburse the Indemnified Parties for all expenses (including legal fees and expenses) in connection with the defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company.

23. Survival. The following sections shall survive the termination or expiration of this Agreement: Section 5 (Content Approval Website); Section 7 (Rights Associated with Rash’s Work Product); Section 8 (Distribution Rights); Section 10 (Late Fee); Section 15 (Severability); Section 16 (Non-Circumvention); Section 17 (Choice of Law); Section 18 (General Provisions); Section 22 (Confidentiality); Section 23 (Limitations on Liability); Section 24 (Arbitration); and Section 25 (Indemnification).

{Signature Page to Follow}

Krista Rash
C/O 19341 Brookside Way
Bend, OR 97702	6

By signing this Agreement, both Parties acknowledge that they fully comprehend the terms of this Agreement and have had the opportunity to seek the advice of counsel, whether exercised or not.

Propanc Biopharma Inc.

/s/ James Nathanielsz		January 23, 2025
Name:	James Nathanielsz	Date
Title:	Chief Executive Officer

KRISTA RASH

/s/ Krista Rash		January 29, 2025
Name:	Krista Rash	Date

Krista Rash
C/O 19341 Brookside Way
Bend, OR 97702	7